EXHIBIT 2.3

EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and among

Merlin Media, LLC,

Emmis Operating Company,

Emmis Radio, LLC,

Emmis Radio License, LLC,

Emmis Radio Holding Corporation

and

Emmis Radio Holding II Corporation

Dated as of June 20, 2011

TABLE OF CONTENTS

ARTICLE 1	ASSETS TO BE CONTRIBUTED	2

1.1	Contribution of Assets and Assumption of Liabilities	2
1.2	Assets	2
1.3	Excluded Assets	4
1.4	Assumption of Only Certain Liabilities and Obligations	5
1.5	Recapitalization	6
1.6	Contribution Price	6

ARTICLE 2	CLOSING	7

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS	7

3.1	Organization	7
3.2	Solvency	7
3.3	Securities Representations	7
3.4	Emmis’s Post-Closing Assets and Continuing Operations	8

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8

4.1	Organization and Standing	8
4.2	Authorization and Binding Obligation	8

ARTICLE 5	COVENANTS OF THE CONTRIBUTORS	8

5.1	Cooperation with Lien Release	8
5.2	Transfer of Social Media Accounts	9
5.3	Further Assurances	9
5.4	Access to Information	9
5.5	Employee Non-Solicitation	9

ARTICLE 6	JOINT COVENANTS	10

6.1	Closing Covenants	10
6.2	Tax Matters	10
6.3	Post-Closing Consents; Nonassignable Contracts	10
6.4	Use of Certain Transmission Facilities	12

ARTICLE 7	CONDITIONS TO OBLIGATIONS	13

7.1	Conditions to Obligations of the Contributors and the Company	13
7.2	Conditions to Obligations of the Company	13
7.3	Condition to Obligations of the Contributors	14

ARTICLE 8	INDEMNIFICATION	14

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8.1	Survival	14
8.2	Indemnification by the Contributors	14
8.3	Indemnification by the Company	15
8.4	Indemnification Procedures	15
8.5	No Contribution by the Company	17
8.6	Indemnification Sole and Exclusive Remedy	17
8.7	LMA Effects	17

ARTICLE 9	TERMINATION/EFFECTIVENESS	18

9.1	Termination	18
9.2	Effect of Termination	18

ARTICLE 10	MISCELLANEOUS	18

10.1	Waiver	18
10.2	Notices	18
10.3	Assignment	20
10.4	Rights of Third Parties	20
10.5	Expenses	20
10.6	Governing Law	21
10.7	Captions; Counterparts	21
10.8	Schedules, Exhibits and Annexes	21
10.9	Entire Agreement	21
10.10	Amendments	21
10.11	Publicity	21
10.12	Severability	22
10.13	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	22
10.14	Remedies	23
10.15	Execution in Counterparts	23
10.16	Time is of the Essence	23
10.17	Confidential Nature of Information	23
10.18	Non-Recourse	24

ARTICLE 11	DEFINITIONS	24

11.1	Defined Terms	24
11.2	Construction	28

ii

SCHEDULES & EXHIBITS

Schedule 1.2(a)(i)	FCC Licenses
Schedule 1.2(a)(ii)	Permits
Schedule 1.2(b)	Leased Real Property
Schedule 1.2(c)	Personal Property
Schedule 1.2(d)	Assumed Contracts
Schedule 1.2(e) Schedule 1.2(h)	Station Intellectual Property Certain Included Assets
Schedule 1.3(j)	Other Excluded Assets
Schedule 11.1(a)	Permitted Liens

Exhibit A	Restructuring and Contribution Agreement
Exhibit B	Initial LLC Agreement
Exhibit C	Form of First Amended and Restated Merlin LLC Agreement
Exhibit 7.2(d)(i)	Form of FCC Licenses Assignment 1
Exhibit 7.2(d)(ii)	Form of Bill of Sale and Assumption Agreement
Exhibit 7.2(d)(iv)	Form of Registration Agreement
Exhibit 7.3(a)(i)	Form of FCC Licenses Assignment 2

Annex A	Contributor Units to be Issued at Closing

iii

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT, dated as of June 20, 2011 (this “Agreement”), is entered into by and among Merlin Media, LLC, a Delaware limited liability company (the “Company”), Emmis Operating Company, an Indiana corporation (“Emmis”), Emmis Radio, LLC, an Indiana limited liability company and a wholly owned subsidiary of Emmis (“Emmis Asset Holder”), Emmis Radio License, LLC, an Indiana limited liability company and a wholly owned subsidiary of Emmis (“Emmis License Holder”),  Emmis Radio Holding Corporation, an Indiana corporation and wholly owned subsidiary of Emmis Asset Holder (“Emmis Radio 1”), Emmis Radio Holding II Corporation, an Indiana Corporation and wholly owned subsidiary of Emmis Asset Holder (“Emmis Radio 2”), and, together with Emmis, the Emmis Asset Holder the Emmis License Holder, and Emmis Radio 1 the “Contributors”).  Reference herein to the “Parties” shall refer to the Company and the Contributors, and reference herein to a “Party” shall refer to any of the Parties, individually.  Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in Article 11 of this Agreement and, if not otherwise defined herein, shall have respective meanings ascribed to them in the Purchase Agreement.

RECITALS

WHEREAS, the Emmis License Holder is the holder of the licenses and authorizations issued by the Federal Communications Commission (the “FCC”) for the operation of the following radio stations (each, a “Station”, and collectively, the “Stations”): (i) WKQX-FM, 101.1 MHz, Channel 266, Chicago, IL (FIN 19525), (ii) WRXP-FM, 101.9 MHz, Channel 270, New York, NY (FIN 67846) and (iii) WLUP-FM , 97.9 MHz, Channel 250, Chicago, IL (FIN 73233);

WHEREAS, prior to the execution and delivery of this Agreement, each Contributor other than License Holder has contributed all right, title and interest held in certain assets related to the Stations other than the FCC Licenses to the Company,  and the Company has assumed certain specified liabilities from such parties, in each case pursuant to a Restructuring and Contribution Agreement a copy of which is attached as Exhibit A hereto (the “Restructuring and Contribution Agreement” and the transactions consummated thereunder, the “Push-Down Contribution”).

WHEREAS, in connection with the Push-Down Contribution the Company was formed pursuant to a Certificate of Formation filed on June 17, 2011, and is governed by that certain Limited Liability Company Agreement of the Company, by and between Emmis Radio 1 and Emmis Radio 2, a copy of which is attached as Exhibit B hereto (the “Initial LLC Agreement”);

WHEREAS, subject to the terms and conditions of this Agreement, at Closing (i) the Emmis License Holder desires to contribute the FCC Licenses and, with respect to the Specified Stations only, associated call letters, to the Company, subject to the assumption of the Assumed Liabilities by the Company from Emmis License Holder and (ii) the Contributors desire to contribute all right, title and interest to any Assets acquired after the date hereof, including in the case of any assets beneficially transferred under the Restructuring and

Contribution Agreement, all right, title and interest to legal assignment thereof to the Company, subject to the assumption of Assumed Liabilities by the Company (the contributions and assumptions referred to in clause (i) and (ii) together, the “Contribution”);

WHEREAS, the Company desires to acquire all of the Assets from the Contributors on the terms and conditions set forth herein, in exchange for the issuance by the Company of the Units and the assumption by the Company of the Assumed Liabilities;

WHEREAS, Emmis Radio 1, Emmis Radio 2 and Emmis License Holder desire to recapitalize the Company with the Contribution at Closing and to execute and deliver the First Amended and Restated Limited Liability Company Agreement, in the form attached as Exhibit C  hereto (the “First Amended LLC Agreement”); and

WHEREAS, immediately upon consummation of the transactions contemplated by this Agreement, (i) Emmis License Holder will distribute to Emmis the Units it receives for contribution of the FCC Licenses and (ii) the Company will contribute the FCC Licenses to a newly formed limited liability company that is wholly owned by the Company (the “Merlin License Holder”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
ASSETS TO BE CONTRIBUTED

1.1           Contribution of Assets and Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)           the Contributors shall, contribute, transfer, assign, convey and deliver to the Company, and the Company shall accept from the Contributors, the FCC Licenses and any and all other Assets,  free and clear of all Liens (other than Permitted Liens);

(b)           the Company shall assume and agree to pay, discharge and perform when due all of the Assumed Liabilities;

(c)           the Company shall contribute, transfer, assign, convey and deliver to the Merlin License Holder, the FCC Licenses received from Emmis License Holder pursuant to Section 1.1(a), free and clear of all Liens (other than Permitted Liens); and

(d)           the Merlin License Holder shall assume and agree to pay, discharge and perform when due all of the Assumed Liabilities assumed from Emmis License Holder.

1.2           Assets.  The “Assets” are all of the right, title and interest that each of the Contributors and their respective Affiliates possesses in the following assets, rights and properties (other than the Excluded Assets), as the same may exist as of the close of business on the Closing Date:

(a)           to the extent transferable:

(i)           all licenses, permits and other authorizations, applications and approvals issued to the Contributors or any of their Affiliates by, or pending before, the FCC relating to the Stations in accordance with the Communications Act and all FCC Rules and Policies, including those licenses, permits and other authorizations and approvals, and any assignable pending applications with respect to the Stations, including those listed on Schedule 1.2(a)(i) attached hereto, together with renewals, modifications or extension thereof between the date hereof and the Closing Date (collectively, the “FCC Licenses”); and

(ii)           all other licenses, authorizations, franchises, immunities, approvals, consents, registrations, permits or other governmental authorizations with respect to the Stations required by Governmental Authorities or under applicable Laws to permit the applicable Contributors or their Affiliates to own, operate, use and maintain the tangible Assets in the manner in which they are now operated and maintained and to conduct the business of the Stations as currently conducted, including those listed on Schedule 1.2(a)(ii) attached hereto, together with renewals, modifications or extension thereof between the date hereof and the Closing Date (collectively, “Permits”);

(b)           all right, title and interest held by the Contributors or their Affiliates in and to the leases and other leasehold interests, easements, rights to access, rights of way, real property licenses and options and other interests used by the Stations and listed and described on Schedule 1.2(b) (collectively, the “Leased Real Property”), including any Contributor’s interest, if any, in (i) all buildings, structures, and improvements on any and all such Leased Real Property, (ii) all easements or other appurtenances for the benefit of such Leased Real Property, and (iii) such additional buildings, structures, improvements and interests in the Leased Real Property made or acquired between the date of this Agreement and the Closing Date and used or held for use by the Contributors or their Affiliates in the operation of the Stations;

(c)           all studio equipment, office equipment, office furniture, fixtures, materials and supplies, fixed assets, production equipment, computers (including traffic and accounting computers), computer servers, telephone systems, cell phones, personal data assistants, personal computers and similar devices, leasehold improvements, inventories, vehicles, and other tangible personal property used by the Stations’ studios, including towers, transmitters, antennas, receivers, spare parts and other tangible personal property owned by the Contributors or their Affiliates, including the property listed on Schedule 1.2(c), together with replacements thereof and additions thereto made between the date hereof and the Closing Date, but excluding (i) any such items that are leased or operated collectively with other broadcasters and (ii) any such property disposed of in the Ordinary Course of Business of the Stations (collectively, the “Personal Property”);

(d)           all rights in and to any Contracts relating exclusively to any Station or the Stations and used or useful in such Station’s or Stations’ business to which the Contributors or their Affiliates are party or to which any of them are bound, or to which any of the Assets are subject, to the extent listed on Schedule 1.2(d) hereto (the “Assumed Contracts”);

(e)           all of the Contributors’ and their Affiliates’ right, title and interest in and to all Intellectual Property, and the other intangible assets owned by the Contributors or such Affiliates and used exclusively in the operation of the business of the Specified Station, including those items listed on Schedule 1.2(e) hereto, and all claims against third parties for past, present and future unauthorized use, infringement and misappropriation with respect to any of the foregoing, but excluding any Intellectual Property identified in Section 1.3 below, including the name “Emmis” or any derivation thereof (the “Station Intellectual Property”);

(f)            a copy or original of each Station’s public inspection file, filings with the FCC relating to the Stations, all records required by the FCC to be kept by the Stations, and to the extent maintained by the Contributors, all records relating to the Real Property and the Personal Property, and such technical information, engineering data, and, to the extent transferable, rights under manufacturers’ warranties as they exist at the Closing and directly related to the Assets being conveyed hereunder;

(g)           to the extent maintained by the Contributors, originals or copies of all books and records used by the Stations, including proprietary information, financial data and information, technical information and data, operating manuals, data, studies, records, reports, ledgers, files, correspondence, computer files, plans, diagrams, blueprints and schematics for the Stations and including computer readable disk or tape copies of any items stored on computer files;

(h)           telephone numbers, websites, domain names and e-mail addresses owned by the Contributors and used exclusively in the business of the Specified Stations, and such additional assets specified in Schedule 1.2(h) hereto;

(i)             all goodwill, if any, associated with the Assets and the business of the Specified Stations;

(j)            all claims, counterclaims, credits, causes of action, rights of recovery and rights of indemnification or set-off of the Contributors or their Affiliates, whether mature, contingent or otherwise, arising out of the business of the Stations as and to the extent attributable to any Assumed Liabilities for any period after the Closing Date; and

(k)            all Social Media Accounts held in the name of the Specified Stations.

1.3           Excluded Assets.  No other assets of the Contributors shall be transferred to the Company hereunder, including the following, which shall not be included in the Assets (collectively, the “Excluded Assets”):

(a)            any insurance policies, and any cash surrender value in regard thereto, of any of the Contributors;

(b)           any employee benefit plan or arrangement of any of the Contributors (including, without limitation, any Contributors Plan), and the assets thereof;

(c)            the “Emmis” tradename and any derivations thereof and related trade and service marks;

(d)           the corporate records of each of the Contributors, including transfer books;

(e)           any and all assets exclusively relating to, or used exclusively by, radio stations other than the Stations (“Retained Stations”) or by Emmis Communications Corporation and its controlled Affiliates that are not related to the Stations;

(f)            programming that originates from the Retained Stations;

(g)           any rights of the Contributors as Contributor Indemnified Parties under this Agreement or as an indemnified party under any Related Documents;

(h)           all accounts receivable, prepaid expenses and similar items of working capital held by the Stations;

(i)             assets that will be retained by the Contributors and made available to the Company pursuant to the Transition and Shared Services Agreement (collectively, the “Shared Assets”); and

(j)             any other assets identified on Schedule 1.3(j).

In the event of any disagreement or inconsistency between Section 1.2 above and this Section 1.3, this Section 1.3 shall control.

1.4           Assumption of Only Certain Liabilities and Obligations.

(a)            “Assumed Liabilities” mean the following Liabilities and obligations of the Contributors (other than the Excluded Liabilities):

(i)           those Liabilities and obligations of the Contributors or any of their Affiliates related to future performance to be discharged or performed after the Closing Date under the Assumed Contracts;

(ii)          those Liabilities and obligations of the Emmis License Holder and its Affiliates related to future performance to be discharged or performed after the Closing Date under the FCC Licenses;

(iii)         those Liabilities and obligations of the Contributors or any of their Affiliates related to future performance to be discharged or performed after the Closing Date under the Permits;

(iv)         those Liabilities and obligations of the Contributors or any of their Affiliates related to future performance to be discharged or performed after the Closing Date under the Leased Real Property; and

(v)          all Liabilities for Transfer Taxes that would be the responsibility of the Contributors but for Section 6.2(a); and

(vi)         all Liabilities incurred after Closing relating to the conduct of the business by the Stations or the operation of the Assets.

(b)           The Company shall not and does not assume or agree to become liable for or successor to any Liabilities (other than Assumed Liabilities) of or relating to the Contributors, their predecessors, successors or any of their Affiliates, or with respect to the Retained Stations (collectively, the “Excluded Liabilities”).  For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or any Related Document, the Parties agree that the following constitute Excluded Liabilities: (i) any breach or default under any Assumed Contract occurring on or prior to the Closing Date, (ii) any violation of Laws occurring on or prior to the Closing Date, (iii) any breach of warranty, tort or infringement occurring on or prior to the Closing Date, (iv) (A) all Liabilities of the Contributors or any Affiliate of any Contributor in respect of any Tax for any Tax period (other than any Tax that is the responsibility of the Company pursuant to this Agreement, the Purchase Agreement or any Related Document) and (B) all Liabilities for any Tax otherwise imposed relating to the Assets or the Stations for any Pre-Closing Tax Period, in each case including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person, (v) all employment or employee benefits-related Liabilities of the Contributors, their predecessors, successors or any of their Affiliates (including all Liabilities with respect to the Contributors Plans and all employment or employee-benefits related Liabilities with respect to the Retained Stations), (vi) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand to the extent that it relates to the foregoing subsections (i), (ii), (iii) and (iv).  Notwithstanding anything to the contrary in this Agreement or the Related Documents, all Excluded Liabilities shall be and remain the sole obligation of the Contributors and the Company shall not be obligated in any respect therefor.  In the event of any inconsistency between Section 1.4(a) and Section 1.4(b), this Section 1.4(b) shall control.

1.5           Recapitalization.  Subject to the terms and conditions set forth in this Agreement, at the Closing Emmis Radio 1, Emmis Radio 2 and Emmis License Holder shall effectuate the recapitalization of the outstanding equity interests of the Company by executing and delivering the First Amended LLC Agreement.

1.6           Contribution Price.  Not less than five (5) Business Days before the Closing Date, the Contributors shall deliver written notice (the “Election Notice”) to the Company and the GTCR Investor selecting one of the options of the aggregate number of Class A Units, Class B Units and Class C Units in a “Funding Level” table (as set forth in the row entitled “Total”) set forth on Annex A hereto and, subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue to each Contributor a pro rata portion (determined by Emmis and the Company based on the fair market value of the Assets and Liabilities contributed by such Contributor to the Company) of (a) the aggregate number of Class A Units, Class B Units and/or Class C Units listed in the alternative so selected so that collectively the Contributors own all such Units, plus (b) 60,000,000 additional Class B Units.  The Units issued to the Contributors pursuant to this Section 1.6 shall be the “Contribution Price”.  The Election Notice shall be made once and shall be irrevocable.  Upon such issuance of

Units, Emmis License Holder shall immediately distribute the Units it receives as its portion of the Contribution Price to Emmis.

ARTICLE 2
CLOSING

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 11th St., NW, Washington, D.C. 20004, at 10:00 a.m., local time, on the date which is one (1) Business Day after the date on which all conditions set forth in Article 7 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as the Parties may mutually agree (the “Closing Date”); provided, that in no event shall the Closing Date be on or after the Closing Date under the Purchase Agreement (the “Purchase Closing Date”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE CONTRIBUTORS

The Contributors, jointly and severally (except as otherwise specifically set forth below), hereby represent and warrant to the Company as follows:

3.1           Organization.  The representations and warranties contained in Sections 3.1, 3.2 and 3.3 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

3.2           Solvency.  None of the Contributors are entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.  After giving effect to the consummation of the transactions contemplated by this Agreement and the Related Documents, at and immediately after the Closing, each of the Contributors (a) will be solvent; (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

3.3           Securities Representations.  Each Contributor represents as follows in connection with its receipt of Units hereunder:

(a)           Such Contributor is acquiring the Units acquired pursuant hereto for its own account with the present intention of holding such Units for purposes of investment (other than as contemplated by the Purchase Agreement), and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

(b)           Such Contributor is an “Accredited Investor” as such term is defined in Regulation D promulgated under the Securities Act and is a sophisticated investor for purposes of applicable Law.

(c)           Such Contributor’s Units were not offered to such Contributor by any means of general solicitation or general advertising.

(d)           Such Contributor believes that it has such knowledge and experience in financial and business matters that such Contributor is capable of evaluating the merits and risks of an investment in the Company.

(e)           Such Contributor is able to bear the economic risks of an investment in the Units and could afford a complete loss of such investment.

3.4           Emmis’s Post-Closing Assets and Continuing Operations.  Upon consummation of the transactions contemplated by this Agreement and the Related Documents, Emmis and its subsidiaries on a consolidated basis will retain business activity of at least twenty-five percent (25%) of Emmis’s total assets as of February 28, 2011, and twenty-five percent (25%) of either income from continuing operations before taxes or revenues from continuing operations for the fiscal year ended February 28, 2011.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Contributors as follows:

4.1           Organization and Standing.  Such entity has been duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware.  The copies of the Organizational Documents of such entity previously made available to the Contributors are true, correct and complete.  Such entity has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on the business of the Stations.  As of the Closing Date, such entity will be qualified to do business in all jurisdictions where the failure to so qualify would have a material adverse effect on its business, taken as a whole.

4.2           Authorization and Binding Obligation.  The execution, delivery and performance of this Agreement and the Related Documents and all other agreements contemplated hereby or thereby to which such entity is a party, have been duly authorized by such entity.  This Agreement, the Related Documents and each other agreement contemplated hereby or thereby each constitutes a valid and binding obligation of such entity, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

ARTICLE 5
COVENANTS OF THE CONTRIBUTORS

5.1           Cooperation with Lien Release.  During the period prior to the Purchase Closing Date, the Contributors, and their respective officers, managers, employees, auditors and agents shall (a) obtain the termination and release in full of all Liens affecting the Assets and of all Liens on the Units to be transferred under the Purchase Agreement effective no later than the

Purchase Closing Date in connection with the consummation of the transactions contemplated hereby and (b) cooperate with the Company and make available to the Company such information as the Company may reasonably request in order for the Company to obtain Liens on the Assets in connection with the consummation of the transactions contemplated hereby.

5.2           Transfer of Social Media Accounts.  The Contributors shall cause the Contributors’ employees or agents who are the account holders for Social Media Accounts held in the name of the Specified Stations to use their respective commercially reasonable efforts to convey title and control to such accounts to individuals designated by the Company at the Closing.

5.3           Further Assurances.  In the event that at any time prior to or after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, the Contributors shall take such further action (including the execution and delivery of such further instruments and documents) as the Company or the GTCR Investor may reasonably request.

5.4           Access to Information.  After the Closing, the Contributors shall afford to the Company, its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Contributors, to all of their respective offices, properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of the Contributors, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Stations as the Company or such representatives may reasonably request, including all such information as shall be necessary to enable the Company to cause to be prepared audited financial statements for the Stations for the fiscal year in which the transactions contemplated hereby are consummated and the four preceding fiscal years.

5.5           Employee Non-Solicitation.  Except as contemplated by the Local Marketing Agreement, for a period of three (3) years following the date hereof, each of the Contributors and the Company agree not to (and each such Person will ensure that such Person’s controlled Affiliates and any person acting on behalf of or in concert with such Persons or any of their controlled Affiliates will not, and the Company shall cause any Affiliate that employs Mr. Homel not to, directly or indirectly, solicit for employment or retention as a contractor, hire, retain, offer to hire or retain, entice away or offer to enter into any contract with any officer, director or employee of the Company or any of its subsidiaries (in the case of each Contributor and its Affiliates) or of the Contributors, Emmis Communications Corporation and its controlled Affiliates (in the case of the Company and its Subsidiaries and such Affiliates that employ Mr. Homel), including officers, directors and employees who serve or are employed by the Company, the Contributors, Emmis Communications Corporation or their respective Affiliates, as applicable, on or after the date hereof, except that this Section 5.5 shall not restrict (a) any general solicitation for employment that is not specifically directed at such officers, directors or employees or (b) the hiring of any such officer, director or employee at any time after the twelve-month anniversary of the termination of such service or employment with the Company, the Contributors, Emmis Communications Corporation or their respective Affiliates, as applicable.

ARTICLE 6
JOINT COVENANTS

6.1           Closing Covenants.  The parties agree that the covenants contained in Section 6.1 and Section 6.3 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis, with the Company substituted in place of references to the Investors (as defined therein).

6.2           Tax Matters.

(a)           Transfer Taxes shall be paid by the Company.  The Party required by applicable Law to file Tax Returns required in connection with Transfer Taxes shall file such Tax Returns and, subject to receipt of payment from the other Party of the amount of Transfer Taxes for which such other Party is liable pursuant to this Section 6.2(a), shall pay the amount of Transfer Taxes due with such Tax Returns.  Each Party shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes and to cooperate in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.

(b)           The Contributors shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Assets attributable to the Pre-Closing Tax Period.  All Property Taxes levied with respect to the Assets for the Straddle Period shall be apportioned between the Contributors, on the one hand, and the Company, on the other hand, based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period.  Subject to applicable provisions of the Local Marketing Agreement, the Contributors shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and the Company shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for such Property Taxes, the Contributors or the Company, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement.  In the event that the Contributors or the Company make any payment for which it is entitled to reimbursement under this Section 6.2(b) or the Local Marketing Agreement, the applicable Party shall make (or cause to be made) such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  To the extent the provisions of this Section 6.2(b) conflict with the Local Marketing Agreement, the Local Marketing Agreement shall control.

(c)           The Contributors shall promptly notify the Company in writing upon receipt by any Contributor of notice of any pending or threatened Tax audit or assessment relating to the income, properties or operations of any Contributor that reasonably may be expected to relate to or give rise to a Lien on any Asset or Station.

6.3           Post-Closing Consents; Nonassignable Contracts.

(a)           The Contributors and the Company each shall use commercially reasonable efforts after the Closing Date to obtain any consents, approvals or authorizations of any third parties that are not obtained prior to the Closing Date and that are required in connection with the transactions contemplated by this Agreement.

(b)           From the date hereof through the Closing Date, the GTCR Investor may, by written notice to the Contributors, cause any Contract relating exclusively to any Station or the Stations and used in such Station’s or Stations’ business to which the Contributors are party or to which any of them are bound (other than any Excluded Asset), to be an Assumed Contract for purposes of Section 1.2(d) and transferred and assumed at the Closing (subject to the provisions of this Section 6.3).

(c)           Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Assumed Contract is not capable of being transferred by the Contributors to the Company pursuant to this Agreement without the consent, approval or authorization of a landlord or other third party, and such consent, approval or authorization is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach or a violation of the Assumed Contract or any Law (each a “Specified Consent”), nothing in this Agreement shall constitute an assignment or transfer or an attempted assignment or transfer thereof.

(d)           In the event that (i) any such Specified Consent is not obtained on or prior to the Closing Date or (ii) the GTCR Investor so request with respect to any Shared Contract, the Contributors shall use commercially reasonable efforts to, or to cause one of their Affiliates to use commercially reasonable efforts to: (A) provide to the Company all of the benefits of the applicable Assumed Contract or Shared Contract; (B) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Company, including accepting such reasonable direction as the Company shall request of such Contributor; and (C) enforce at the request and expense of the Company, any rights of the Contributors arising from any such Assumed Contract or Shared Contract. No Party shall be obligated to pay any fee to any landlord or other third party to obtain any Specified Consent.

(e)           If the Company is provided the benefits received by the Contributors under any Assumed Contract or Shared Contract pursuant to Section 6.3(d), the Company shall perform and discharge when due those obligations, and assume those liabilities, of the Contributors under such Assumed Contract or Shared Contract to the extent arising out of or relating to the Stations, for the benefit of the Contributors and the other party or parties thereto, in each case as reasonably determined by the applicable Contributor and the Company.

(f)            Once a Specified Consent is obtained, the applicable Assumed Contract shall be deemed to have been automatically assigned and/or transferred to the Company on the terms set forth in this Agreement with respect to the other Assumed Contracts transferred and assumed at the Closing, and without limiting the generality of the foregoing, the obligations and liabilities of the Contributors under such Assumed Contracts shall be deemed to be Assumed Liabilities, and the rights of the Contributors under such Assumed Contracts shall be deemed to be Assets.  Once the Company has entered into a Contract replacing an Shared Contract, the rights and obligations of the Parties under this Section 6.3 shall cease with respect to such Shared Contract.

(g)           Without limiting the generality of the foregoing, with respect to any Assumed Contract for which a Specified Consent is not obtained on or prior to the Closing Date and that is a lease of Leased Real Property, the Company shall enter into a sublease containing the same terms and conditions as such lease (unless the lease by its terms prohibits such subleasing arrangement), and entry into and compliance with such sublease shall satisfy the obligations of the Parties under Section 6.3(d) until the Specified Consent is obtained and the Assumed Contract assigned and/or transferred in accordance with Section 6.3(f).

6.4           Use of Certain Transmission Facilities.

(a)           At the Company’s request, subject to obtaining any necessary landlord consent, the Contributors shall provide the Company a non-exclusive license to use and access at any time the New York shared transmission facilities and the back-up tower facilities leased by the Contributors or their Affiliates pursuant to the Empire State Lease 1 and the West Orange Lease (each, a “Transmission Facility”) (for purposes of conducting the Company’s business with respect to the Stations and for no other purpose), upon prior notice to and with a representative of the Contributors.  The Contributors shall have no obligation to provide security services to Company-specific areas of any Transmission Facility.

(b)           When using the Transmission Facilities, neither the Company nor the Contributors or their Affiliates shall act contrary to the terms of the lease for such premises or unreasonably interfere with the Contributors use of such premises under the lease for such premises.  Each of the Company and the Contributors and their Affiliates shall comply with the terms of the lease for such facilities and with all Laws applicable to its operations from the facilities, including those relating to environmental and workplace safety and with the Contributors’ applicable site rules and procedures, to the extent provided to the Contributors.  The Company shall maintain commercially reasonable and customary property and liability insurance with respect to their operations.  The Company, the Contributors and their Affiliates shall permit only their authorized representatives, contractors, employees, invitees and licensees to use the Transmission Facilities.  The Company shall not make any alterations or improvements to the Transmission Facilities without the Contributors’ consent, which may not be unreasonably withheld.  Nothing in this Agreement shall be construed as an assignment or grant of any right, title or interest in any Transmission Facility.  The Contributors shall have reasonable access to Company-specific areas of the Transmission Facilities from time to time as necessary for the security and maintenance thereof.

(c)           At the earlier of any termination the applicable lease or cessation of use of a Transmission Facility by the Contributors or the Company, as applicable, the Company shall vacate the provided space, move all of its assets and employees from such site (and repair any material damage due to such removal), surrender the space in the condition existing on the date hereof (ordinary wear and tear excepted) and return all office keys and other means of entry to the Contributors.  The shared use pursuant to this Agreement is subordinate to the relevant Contributor’s lease for the facilities.  This Section 6.4  is subject and subordinate to the real estate leases for such Transmission Facilities and does not constitute a grant of any real property interest, and if either such lease expires or is terminated for any reason, then the Contributors shall give the Company prompt notice of such termination, and the Company’s right to use such Transmission Facility under this Agreement shall end with the termination of such lease.

ARTICLE 7
CONDITIONS TO OBLIGATIONS

7.1             Conditions to Obligations of the Contributors and the Company.  The obligations of the Contributors and the Company to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)           All conditions to the consummation of the transactions contemplated by the Purchase Agreement, as set forth in Sections 7.1, 7.2 (other than Section 7.2(c)) and 7.3 (other than Section 7.3(c) and Section 7.3(f)) of the Purchase Agreement, shall have been satisfied (other than those conditions that by their terms are to be satisfied at the Purchase Closing and which the Contributors reasonably believe will be satisfied at such Purchase Closing).

7.2             Conditions to Obligations of the Company.  The obligations of the Company to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            (i) Each of the representations and warranties of the Contributors contained in this Agreement shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date.

(b)           Each of the covenants herein of the Contributors to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)           Each Contributor shall have delivered to the Company a certificate signed by an executive officer of such Contributor, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 7.2(a) and Section 7.2(b) have been fulfilled.

(d)           The Contributors shall have delivered to the Company, duly executed by the applicable Contributors:

(i)           an assignment by the Emmis License Holder to the Company of the FCC Licenses, in the form attached hereto as Exhibit 7.2(d)(i) (the “FCC Licenses Assignment 1”);

(ii)          counterparts of the Bill of Sale and Assignment and Assumption Agreement, from each of the Contributors for all Assets held by such Contributor, and assignments of the Contributors’ rights and the assumption of the Contributor’s obligations under the Assumed Contracts, in the form attached hereto as Exhibit 7.2(d)(ii) (the “Bill of Sale and Assumption Agreement”);

(iii)         duly executed counterparts of the First Amended LLC Agreement; and

(iv)         a duly executed counterpart of the Registration Rights Agreement, in the form attached hereto as Exhibit 7.2(d)(iv) (the “Registration Agreement”).

7.3             Condition to Obligations of the Contributors.  The obligation of the Contributors to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional condition, which may be waived in writing by the Contributors:

(a)           The Company shall have delivered to the Contributors:

(i)           duly executed counterparts of the FCC Licenses Assignment 1 and an assignment by the Company to the Merlin License Holder of the FCC Licenses, in the form attached hereto as Exhibit 7.3(a)(i) (the “FCC Licenses Assignment 2”);

(ii)          a duly executed counterpart of the Bill of Sale and Assumption Agreement;

(iii)         a duly executed counterpart of the First Amended LLC Agreement; and

(iv)         a duly executed counterpart of the Registration Agreement.

(b)           The Merlin License Holder shall have delivered to the Contributors a duly executed counterpart of the FCC Licenses Assignment 2.

ARTICLE 8
INDEMNIFICATION

8.1           Survival.  Each representation and warranty of the Contributors contained in this Agreement or in any certificate delivered with respect thereto under this Agreement shall survive the Closing and continue in full force and effect indefinitely.  Each representation and warranty of the Company shall terminate and have no further force and effect upon the Closing.  Any covenant contained in this Agreement shall survive and continue in full force and effect until such covenant is fully performed or observed in accordance with its terms.

8.2           Indemnification by the Contributors.  Subject to the provisions of this Article 8 and except to the extent the Contributors or their Affiliates are entitled to receive payments or are otherwise indemnified pursuant to the Local Marketing Agreement, from and after the Closing Date, the Contributors shall, jointly and severally, indemnify, defend and hold harmless the Company and its directors, officers, employees, Affiliates (other than the Contributors), members, agents, attorneys, representatives, successors and assigns (collectively, the “Company Indemnified Parties”) from and against any and all Losses and Expenses incurred by any Company Indemnified Party to the extent based upon, resulting from or arising out of:

(a)           any breach of any warranty or the inaccuracy of any representation of any of the Contributors contained in this Agreement or referred to in any certificate delivered by or on behalf of the Contributors pursuant hereto, it being agreed hereby that in determining whether any such representation or warranty was breached or inaccurate and in determining the amount of Losses and Expenses based upon, resulting from or arising out of any such breach or inaccuracy, such representation and warranty shall be considered without regard to any qualification by or reference to “materiality,” “all material respects” or “Material Adverse Effect” set forth therein;

(b)           any breach by any of the Contributors of any of their respective covenants or agreements, or any failure of any Contributor to perform any of its obligations in this Agreement;

(c)           any Third-Party Claim brought against any Company Indemnified Parties to the extent attributable to the Contributors’ operation of the Stations or other business prior to the Closing;

(d)           any Excluded Liabilities;

(e)           any Restructuring Assumed Liability incurred by any Company Indemnified Party on or prior to the Closing Date (it being understood that Liabilities arising under Assumed Contracts that are related to future performance to be discharged or performed after the Closing Date shall be deemed for this purpose to be incurred after the Closing Date); or

(f)           any Restructuring Excluded Liability.

8.3           Indemnification by the Company.  Subject to the provisions of this Article 8, from and after the Closing Date, the Company shall indemnify and hold each of the Contributors and their respective directors, officers, employees, Affiliates (other than the Company), stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Contributor Indemnified Parties”) harmless from and against any and all Losses and Expenses incurred by any Contributor Indemnified Party to the extent based upon, resulting from or arising out of:

(a)           any breach by the Company after the Closing Date of its covenants or agreements to be performed after the Closing Date, or any failure of the Company to perform any of its respective obligations in this Agreement;

(b)           any Third-Party Claim brought against any Contributor Indemnified Parties to the extent attributable to the Company’s operation of the Stations or other business after the Closing;

(c)           any Assumed Liabilities;

(d)           any Restructuring Assumed Liability incurred by any Contributor Indemnified Party after the Closing Date.

8.4           Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice (a “Claim Notice”) to the Party from whom indemnification is sought, in each case describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based.  After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 8 shall be determined:  (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) subject to Section 10.13, by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree in writing.  The judgment or decree of a court of competent jurisdiction shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken and when all appeals taken shall have been finally determined.

(b)           In the event that any legal proceedings are instituted or any claim or demand is asserted by any third party in respect of which payment may be sought under Section 8.2 or Section 8.3 hereof (any such third-party claim, a “Third-Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third-Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party.  The failure of the Indemnified Party to give reasonably prompt notice of any Third-Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.  The Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and, except with respect to any Tax matter, to assume the defense and control of any such Third-Party Claim which relates to any Losses indemnified against hereunder.  If the Indemnifying Party has assumed such defense, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, provided that the Indemnifying Party shall not be liable for any legal expenses incurred by any Indemnified Party in connection with the defense of such Third-Party Claim while the Indemnifying Party is controlling such defense.  The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim, and the Indemnified Party shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith.  No Indemnified Party may settle or compromise or permit a default or consent to the entry of any judgment with respect to any Third-Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, denied, conditioned or delayed).  If the Indemnifying Party shall assume the defense of any Third-Party Claim, the Indemnifying Party shall be entitled to (subject to the immediately following sentence) settle or compromise such Third-Party Claim only upon the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, denied, conditioned or delayed).

(c)           Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim, if (i) the Indemnifying Party shall have failed, within twenty (20) Business Days after receipt of notice in respect of the applicable Third Party Claim, to assume the defense of such claim or to notify the Indemnified Party in writing that it will assume the defense of such claim or (ii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such

Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnified Party.

(d)           In determining the amount of any Losses for which the Indemnified Parties are entitled to assert a claim for indemnification hereunder, the amount of any such Losses will be determined after deducting therefrom the amount of any insurance proceeds from a third-party insurer actually received by such Indemnified Parties in respect of such Losses, in each case net of costs and expenses incurred by such Indemnified Parties or their Affiliates, including any increases in premiums (whether retroactive or prospective).  All Indemnified Parties shall use commercially reasonable efforts to mitigate Losses and Expenses for which such Indemnified Parties are entitled or may be entitled to indemnification under this Article 8 upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to any such Losses or Expenses.  In the event that an Indemnified Party is entitled to any insurance with respect to any Losses for which such Indemnified Party seeks indemnification, such Indemnified Party shall use commercially reasonable efforts to obtain any such indemnification or recovery.  In the event that any insurance proceeds are actually recovered or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds relate, a portion of such indemnification payment equal to the amounts so recovered or realized shall promptly be refunded to the Indemnifying Party.

8.5           No Contribution by the Company.  For the avoidance of doubt, the Contributors may not seek contribution for indemnification from the Investors or  the Company, and the Company may not seek contribution for indemnification from the Contributors, with respect to any of their respective indemnification obligations hereunder.

8.6           Indemnification Sole and Exclusive Remedy.  Following the Closing, indemnification pursuant to this Article 8 shall be the sole and exclusive remedy of the Parties and any Parties claiming by or through any Party (including the Indemnified Parties) for any breach of any representation, warranty, covenant or agreement contained in this Agreement (other than any breach of any covenant or agreement contained in Article 1 hereof or any covenant that provides for performance following the Closing Date) and for any rights, claims and causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement; provided, however, that the foregoing shall not apply to any claim of fraud; provided, further that notwithstanding the foregoing either Party may pursue injunctive relief following Closing to enforce covenants in the Agreement that survive the Closing and are supportable under applicable Law.

8.7           LMA Effects.  Notwithstanding anything to the contrary contained herein:

(a)           If the Contributors or the Company transfer all right, title and interest in any Assets to LMA Newco prior to Closing, then, upon such transfer, the Contributors’ obligation to contribute such Assets to the Company pursuant to this Agreement shall be deemed satisfied, and the Company agrees that the Contributors shall have no responsibility for any damage or destruction to such equipment that occurs after such transfer.

(b)           If any items are prorated, paid or reimbursed in performing pursuant to the Local Marketing Agreement prior to Closing, then the appropriate party’s obligation to prorate the same at or after Closing under this Agreement shall be deemed to have been satisfied.

ARTICLE 9
TERMINATION/EFFECTIVENESS

9.1           Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned only upon termination of the Purchase Agreement in accordance with the terms thereof, and in the event of the termination of the Purchase Agreement, this Agreement shall immediately terminate without any further action by any Party.

9.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall, subject to the last sentence of this Section 9.2, forthwith become void and have no further effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, provided that no such termination shall relieve any Party of any Liability for any breach of the Agreement prior to such termination.  Notwithstanding the foregoing, the provisions of this Section 9.2 and Article 10 shall survive any termination of this Agreement.

ARTICLE 10
MISCELLANEOUS

10.1         Waiver.  Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or similar governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement.  The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.2         Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by telecopy (with respect to this clause (d), solely if receipt is confirmed), addressed as follows:

If to any of the Contributors, addressed to such Contributor:

c/o Emmis Operating Company
One Emmis Plaza
40 Monument Circle
Suite 700

Indianapolis, Indiana 46204
Attn: Scott Enright
Tel: (317) 684-6565
Facsimile: (317) 684-5583

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019-6064
Attn: James M. Dubin and Kelley D. Parker
Tel: (212) 373-3000
Facsimile: (212) 757-3990

with a copy (which shall not constitute notice) to:

Wiley Rein LLP
1776 K Street NW
Washington, DC 20006
Attn: John E. Fiorini, III
Tel: (202) 719-7000
Facsimile: (202) 719-7049

If to the Company:

Merlin Media, LLC
c/o Emmis Radio Holding Corporation
One Emmis Plaza
40 Monument Circle
Suite 700
Indianapolis, IN 46204
Attn: J. Scott Enright
Tel: (317) 684-6565
Facsimile: (317) 684-5583

with a copy (which shall not constitute notice) to:

GTCR LLC
300 N. LaSalle Street
Suite 5600
Chicago, IL 60654
Attn: Christian McGrath
Tel: (312) 382-2200
Facsimile: (312) 382-2201

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn:  Edward Sonnenschein
Tel: (212) 906-1200
Facsimile.:  (212) 751-4864

and

Latham & Watkins LLP
555 11th St. NW
Suite 1000
Washington, DC 20004
Attn: Eric Bernthal and Nicholas P. Luongo
Tel: (202) 637-2200
Facsimile: (202) 637-2201

or to such other address or addresses as the Parties may from time to time designate in writing.

10.3         Assignment.  No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties prior to the Closing Date.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  The Company consents to the Contributors’ pledging, assigning and granting, for the benefit of the financial institutions identified as agents or lenders under the Credit Agreement, a continuing security interest and lien on all of the Contributors’ right, title and interest in and to all rights held by the Contributors and the rights to payment of money owing to the Contributors and all payments and proceeds received by or owing to the Contributors (whether in cash or otherwise), in each case, under this Agreement and any Related Document.

10.4         Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the GTCR Investor is an (a) intended third party beneficiary of, and shall be entitled to enforce on behalf of the Company, any and all rights of the Company set forth in this Agreement and (b) intended third party beneficiary of, and shall be entitled to enforce the provisions of Sections 1.6, 5.3 and 6.3; provided, however, that the past, present or future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates agents, attorneys, advisors or representatives of any Party, or of any Affiliate of any of the foregoing, are intended third party beneficiaries of, and shall be entitled to enforce the provisions of Section 10.18.

10.5         Expenses.  Except as provided in Section 6.2, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.  No Party may make any offset against amounts due to any other Party pursuant to this Agreement, the Related Documents or otherwise.

10.6         Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement, the transactions contemplated hereby, the negotiation, execution or performance hereof or the inducement of any party to enter into this Agreement and the other documents to be delivered pursuant hereto, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

10.7         Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8         Schedules, Exhibits and Annexes.  The Schedules, Exhibits and Annexes referenced herein are a part of this Agreement as if fully set forth herein.  All references herein to articles, sections, clauses, paragraphs, Schedules, Exhibits and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

10.9         Entire Agreement.  This Agreement (together with the Schedules, Exhibits and Annexes to this Agreement) and the Related Documents constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Subsidiaries or Affiliates relating to the transactions contemplated hereby.  No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement (together with the Schedules, Exhibits and Annexes to this Agreement) and the Related Documents.

10.10       Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

10.11       Publicity.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of the Parties, which approval shall not be unreasonably withheld by any party, except as, and to the extent that, any such party shall be so obligated by Law or the rules of any stock exchange or the SEC, in which case the other party shall be advised and the parties shall use commercially reasonable efforts to cause a mutually agreeable release, announcement or other disclosures to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

10.12       Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties to the fullest extent possible.

10.13       Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)           Each of the Contributors and the Company agrees that any dispute, controversy or claim arising out of or relating to this Agreement or the transaction contemplated thereby shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the Contributors and the Company by this Agreement irrevocably and unconditionally:

(i)           submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court;

(ii)           consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)          agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.2; and

(iv)         agrees that nothing in this Agreement, or any Related Document shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO

A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE RELATED DOCUMENTS AND ANY OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14       Remedies.  Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any Law or in equity. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached, irreparable damage to the non-breaching party would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity.  In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

10.15       Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the Contributors and the Company.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic “pdf’ signature shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.16       Time is of the Essence.  With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.17       Confidential Nature of Information.  Each Party agrees that it will keep confidential all documents, materials and other information which it shall have obtained regarding the other Parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and the Related Documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith.  Such documents, materials and information shall not be communicated to any third Person (other than to their counsel, accountants or financial advisors).

No Party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating and consummating the transactions contemplated hereby; provided, however, that after the Closing, the Company may use or disclose any confidential information with respect to or about the Stations or the Assets otherwise reasonably related to the business of the Stations.  The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such Party from a source other than another Party, (b) is or becomes available to the public other than as a result of disclosure by such Party or its agents, (c) is required to be disclosed under applicable Law (including requirements of the FCC pursuant to the FCC Applications and requirements of Governmental Authorities under Antitrust Law) or judicial process, but only to the extent it must be disclosed, or (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

10.18       Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.  Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Party or of any Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Contributors under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

ARTICLE 11
DEFINITIONS

11.1         Defined Terms.  Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Assets” shall have the meaning set forth in Section 1.2.

“Assumed Contracts” shall have the meaning set forth in Section 1.2(d).

“Assumed Liabilities” shall have the meaning set forth in Section 1.4(a).

“Bill of Sale and Assumption Agreement” shall have the meaning set forth in Section 7.2(d)(ii).

“Claim Notice” shall have the meaning set forth in Section 8.4.

“Class A Unit” shall mean a Class A Unit of the Company, as defined in the First Amended LLC Agreement.

“Class B Unit” shall mean a Class B Unit of the Company, as defined in the First Amended LLC Agreement.

“Class C Unit” shall mean a Class C Unit of the Company, as defined in the First Amended LLC Agreement.

“Class D Unit” shall mean a Class D Unit of the Company, as defined in the First Amended LLC Agreement.

“Closing” and “Closing Date” shall have the meaning set forth in Article 2.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Contribution” shall have the meaning set forth in the recitals to this Agreement.

“Contribution Price” shall have the meaning set forth in Section 1.6.

“Contributor Indemnified Parties” shall have the meaning set forth in Section 8.3.

“Contributors” shall have the meaning set forth in the preamble to this Agreement.

“Election Notice” shall have the meaning set forth in Section 1.6.

“Emmis” shall have the meaning set forth in the preamble to this Agreement.

“Emmis Asset Holder” shall have the meaning set forth in the preamble to this Agreement.

“Emmis License Holder” shall have the meaning set forth in the preamble to this Agreement.

“Emmis Radio 1” shall have the meaning set forth in the preamble to this Agreement.

“Emmis Radio 2” shall have the meaning set forth in the preamble to this Agreement.

 “Excluded Assets” shall have the meaning set forth in Section 1.3.

“Excluded Liabilities” shall have the meaning set forth in Section 1.4(b).

“Expenses” shall mean any and all reasonable out-of-pocket expenses reasonably incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FCC Licenses Assignment 1” shall have the meaning set forth in Section 7.2(d)(i).

“FCC Licenses Assignment 2” shall have the meaning set forth in Section 7.3(a)(i).

“First Amended LLC Agreement” shall have the meaning set forth in the recitals to this Agreement.

“GTCR Investor” shall mean GTCR Merlin Holdings, LLC, a Delaware limited liability company.

“Indemnified Party” shall mean the Person or Persons entitled to indemnification pursuant to the provisions of Sections 8.2, or 8.3, as the case may be.

“Indemnifying Party” shall mean the Person or Persons having the obligation to indemnify another Person or Persons pursuant to the provisions of Sections 8.2 or 8.3, as the case may be.

“Initial LLC Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Intellectual Property” shall mean all worldwide intellectual property rights and embodiments thereof, including (i) copyrights and copyrightable works, whether registered or unregistered, and pending applications to register the same, including all forms of software and firmware and any other types of works of authorship; (ii) patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto; (iii) confidential and proprietary ideas, trade secrets, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans, marketing materials and plans, advertiser lists, sales lists, sponsor lists, or other confidential or proprietary information; and (iv) trademarks, service marks, trade names, Internet domain names, call letters, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, all in whatever form or media.

“Leased Real Property” shall have the meaning set forth in Section 1.2(b).

“Merlin License Holder” shall have the meaning set forth in the recitals to this Agreement.

“Mr. Homel” means Benjamin L. Homel, an individual.

“Ordinary Course of Business” shall mean an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is taken in the ordinary course of business of such Person and is consistent with the past practices of such Person.

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Permit” shall have the meaning set forth in Section 1.2(a)(ii).

“Permitted Liens” shall mean Liens set forth on Schedule 11.1(a).

“Personal Property” shall have the meaning set forth in Section 1.2(c).

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Agreement” shall mean that certain Purchase Agreement dated as of the date hereof, by and between the Contributors, the GTCR Investor and Benjamin L. Homel.

“Purchase Closing” shall mean the “Closing” as defined in the Purchase Agreement.

“Purchase Closing Date” shall have the meaning set forth in ARTICLE 2.

“Push-Down Contribution” shall have the meaning set forth in the preamble to this Agreement.

“Real Property” shall have the meaning set forth in Section 1.2(b).

“Restructuring and Contribution Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Restructuring Assumed Liabilities” means the Assumed Liabilities specified and defined in the Restructuring and Contribution Agreement.

“Restructuring Excluded Liabilities” means the Excluded Liabilities specified and defined in the Restructuring and Contribution Agreement.

“Retained Stations” shall have the meaning set forth in Section 1.3(f).

“Shared Assets” shall have the meaning set forth in Section 1.3(i).

“Shared Contract” shall mean any Contract relating to, or used by or useful in the business of any of the Stations, other than an Assumed Contract.

“Social Media Accounts” shall mean accounts with social media websites, including Facebook, Twitter, MySpace and YouTube, and content posted by the holder of such accounts thereon.

“Specified Consent” shall have the meaning set forth in Section 6.3(b).

“Station” and “Stations” shall have the meaning set forth in the recitals to this Agreement.

“Station Intellectual Property” shall have the meaning set forth in Section 1.2(e).

“Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.

“Third-Party Claim” shall have the meaning set forth in Section 8.4(b).

“Trademarks” shall mean United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, moral rights, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, and all goodwill of the business associated therewith.

“Trade Secrets” shall mean confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans or other proprietary information.

“Transfer Taxes” shall mean all transfer, sales, use, documentary and stamp Taxes, and all conveyance fees and recording charges, and all other similar Taxes, fees and charges, incurred in connection with the Contribution.

“Units” shall mean the authorized equity securities of the Company, constituting the Class A Units, Class B Units, Class C Units and Class D Units.

11.2         Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Annexes hereto; (iv) the terms “Article,” “Exhibit,” “Section”, “paragraph,” “clause” and “Annex” refer to the specified Article, Exhibit, Section, paragraph, clause or Annex of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)           References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)           References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)           The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)           References to “$” shall mean U.S. dollars.

(h)           Provisions shall apply, when appropriate, to successive events and transactions.

(i)           A reference to any Person includes such Person’s successors and permitted assigns.

(j)           When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Contribution Agreement to be duly executed as of the date first written above.

The Contributors:

EMMIS OPERATING COMPANY

	By:	/s/ J. Scott Enright
		Name:	J. Scott Enright
		Title:	Executive Vice President

EMMIS RADIO, LLC

By: Emmis Operating Company, its manager

	By:	/s/ J. Scott Enright
		Name:	J. Scott Enright
		Title:	Executive Vice President

EMMIS RADIO LICENSE, LLC

By: Emmis Operating Company, its manager

	By:	/s/ J. Scott Enright
		Name:	J. Scott Enright
		Title:	Executive Vice President

EMMIS RADIO HOLDING CORPORATION

	By:	/s/ J. Scott Enright
		Name:	J. Scott Enright
		Title:	Executive Vice President

EMMIS RADIO HOLDING II CORPORATION

	By:	/s/ J. Scott Enright
		Name:	J. Scott Enright
		Title:	Executive Vice President

The Company:

MERLIN MEDIA, LLC

By: Emmis Radio Holding Corporation, its manager

	By:	/s/ J. Scott Enright
		Name:	J. Scott Enright
		Title:	Executive Vice President

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